Exhibit 99.1

DATE: April 25, 2008	FINANCIAL CONTACT:

Kevin Shook, Treasurer and Chief Financial Officer
(717) 735-1660
kshook@eains.com

FOR IMMEDIATE RELEASE	MARKETING CONTACT:

Bob Gilpin, Senior Vice President Marketing
(717) 239-1641
bgilpin@eains.com

EASTERN RE LTD., S.P.C. ANNOUNCES

AFFIRMATION OF A- (EXCELLENT) RATING FROM A.M. BEST

(Lancaster, PA) – Eastern Insurance Holdings, Inc. (“EIHI”) (Nasdaq: EIHI) today announced that A.M. Best Co. has affirmed it’s A- (Excellent) financial strength rating and stable outlook of Eastern Re Ltd., S.P.C. (“Eastern Re”), EIHI’s offshore-specialty reinsurance subsidiary.

Bruce Eckert, Chief Executive Officer of EIHI, stated “Last year, Eastern Re became the first segregated portfolio company to be rated by A.M. Best Company, and we are extremely pleased that A.M. Best affirmed their A- financial strength rating. The rating reflects the overall financial strength of the entire EIHI organization and should continue to have a favorable impact on Eastern Re’s alternative markets and specialty reinsurance business segments.”

Organized in 1987 as a Cayman-domiciled program underwriter, Eastern Re was licensed in 1998 as a segregated portfolio company (“SPC”). As a SPC, or cell captive, Eastern Re delivers alternative market solutions to individual companies, groups and associations through the creation of individual cells. Eastern Re also participates as an assuming company in reinsurance treaties related to non-workers’ compensation business with an unaffiliated insurance company.

The Eastern Alliance Insurance Building · 25 Race Avenue · P.O. Box 83777 · Lancaster, PA 17608-3777

888.654.7100 · Fax 717.399.3781 · www.easterninsuranceholdings.com · www.eains.com · www.elhins.com

April 25, 2008	Eastern Re Ltd., S.P.C. Announces Affirmation of A- Rating Page 2

In its rating rationale for Eastern Re’s rating, A.M. Best recognized the Company’s “consistently profitable operating results” that have “outperformed the workers’ compensation industry by a significant margin over the last five years.” A.M. Best noted that Eastern Re’s loss and LAE ratios are “significantly below the workers’ compensation composite.” Also highlighted in the rating rationale are Eastern Re’s “sound stand-alone capitalization” and its strategic affiliation with Eastern Alliance Insurance Group (EAIG), an indirect subsidiary of EIHI.

In addition to Eastern Re, EIHI operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation, a domestic accident and life insurance company and a third-party claims administration company.

EIHI is located at 25 Race Avenue in Lancaster, Pennsylvania. The company’s Web address is www.easterninsuranceholdings.com.

FORWARD LOOKING STATEMENTS

In addition to historical information this press release may contain “forward-looking statements” that are made in good faith by EIHI pursuant to the “safe harbor” provisions of the private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to strategies, goals, beliefs, expectations, intentions, results of operations, future performance and business of EIHI. Numerous competitive, economic, regulatory, legal, technological and other factors could cause financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. EIHI cautions that the foregoing factors are not all inclusive. EIHI does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the company. This press release also does not constitute an offer to sell, or a solicitation of an offer to buy, EIHI securities. Such an offer will be made only by means of a prospectus.

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